REM Consulting
P.O. Box 28005
Spokane, WA
99228

CONSENT OF GEOLOGICAL ENGINEER

I hereby consent to the inclusion and reference of statements made by me regarding the Poland China Mine Area project leased by NABO Inc. in the Form SB-2 Amendment No. 1 Registration Statement, to be filed by NABO Inc. with the United States Securities and Exchange Commission. I further concur with the summary of my report for the Poland China Mine Area Project, Myers Creek Mining District, Okanogan County, Washington by NABO Inc. included in the Form SB-2 Amendment No. 1 and agree to being named as an expert in the Form SB-2 Amendment No.1.

Dated in Spokane, Washington: July 28, 2006

R. E. Miller

Robert E. Miller